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                                                                  EXHIBIT 10(gg)


                           SALARY CONTINUATION PROGRAM




If a senior executive is unable to work because of a disability, salary will continue in accordance with the following schedule:

         -      100% salary for the first 12 months.
         - 75% salary continuation for the remainder of the period of disability or until termination for cause or retirement.

The Company will pay for these benefits but a participant, depending upon the personal situation, may wish also to be covered under the Voluntary Long Term Disability Program, for which the employee pays the premium.

Disability is defined as the inability to engage in any substantial gainful activity because of a medically determinable physical or mental impairment, as determined by the JES Human Resources and Compensation Committee, based upon such evidence it deems appropriate and necessary.

FUNDING

The cost of this program will be borne directly by the Company, and there will be no special fund established for this purpose.